Exhibit 10.28

Amendment 2022-2

to the

devon energy corporation

incentive savings plan

The Devon Energy Corporation Incentive Savings Plan (the "Plan") is amended, effective as of September 28, 2022, as follows:

1.
A new Appendix L ("Special Provisions for Validus Transferred Employees") is hereby added at the end of the Plan, such new Appendix L to read as follows:

"APPENDIX L

SPECIAL PROVISIONS FOR VALIDUS TRANSFERRED EMPLOYEES

This Appendix L shall apply with regard to those employees who (a) remain employed by a Validus Former Employer until the closing of the transactions set forth in the Validus Purchase Agreement and (b) become Employees of the Employer in connection with such transaction (each such Employee, a "Validus Transferred Employee").

1.
Transfer of Employees from Validus. Each Validus Transferred Employee shall become an Eligible Employee upon the "Closing Date" (as defined in the Validus Purchase Agreement) in accordance with the terms of the Plan. The provisions of the Plan shall apply to each Validus Transferred Employee, except as provided in this Appendix.
2.
Special Conditions. Notwithstanding the provisions of the Plan, the following provisions shall apply:
(a)
Special Employment Commencement Date or Reemployment Commencement Date for Participation Eligibility and Matching Contributions for Validus Transferred Employees. A Validus Transferred Employee's Employment Commencement Date or Reemployment Commencement Date for purposes of (i) participation under Article III of the Plan and (ii) determining his or her rate of Matching Contributions under Section 4.05(a) of the Plan shall be the date of the Validus Transferred Employee's most recent employment commencement date or reemployment commencement date, as the case may be, with a Validus Former Employer.
(b)
Years of Service. A Validus Transferred Employee's Years of Service under the Plan shall include service with a Validus Former Employer previously recognized by a Validus Former Employer.

3.
Definitions. For purposes of this Appendix L, the following terms shall have the following meanings:
(a)
"Validus Former Employer" shall mean Validus Energy Aquilas Holdings LLC or one of its affiliates that was in its controlled group immediately prior to the closing of the transactions set forth in the Validus Purchase Agreement.
(b)
"Validus Purchase Agreement" shall mean the Purchase and Sale Agreement between Validus Energy Aquilas Holdings LLC, as Seller, Validus Energy Aquilas Assetco LLC, as the Company, and Devon Energy Production Company, L.P., as Buyer, dated August 9, 2022."

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In witness whereof, Devon Energy Corporation (acting through its authorized delegate) has caused this Amendment 2022-2 to the Devon Energy Corporation Incentive Savings Plan to be executed this 22nd day of December 2022.

DEVON ENERGY CORPORATION
By:	/s/ Tana K. Cashion
Name: Tana K. Cashion
Title: Executive Vice President, Human Resources and Administration

[Signature Page to Amendment 2022-2 to the Devon Energy Corporation Incentive Savings Plan]